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                         WARRANT EXERCISE FEE AGREEMENT


         AGREEMENT dated as of the ___ day of ___________, 1998 by and among Tasin & Company, Inc. ("Tasin"), Worldwide Wireless, Inc. (the "Company") and North American Transfer Co. (the "Warrant Agent").

                              W I T N E S S E T H:

         WHEREAS, in connection with a public offering of 1,500,000 Units (a maximum of 1,725,000 Units including the over-allotment option), the Company proposes to issue, in accordance with an agreement dated ___________, 1998 by and between the Company and the Warrant Agent (the "Warrant Agreement"), Warrants to purchase shares of Common Stock; and

         WHEREAS, the parties hereto wish to provide Tasin, a member of the National Association of Securities Dealers, Inc. ("NASD") with certain rights on an exclusive basis in connection with the exercise of the Warrants.

         NOW, THEREFORE, in consideration of the premises and the mutual agreements hereinafter set forth, the parties hereto agree as follows:

         Section 1. Description of the Warrants. The Company's Warrants may be exercised on or after _________, 1998 and expire at 5:00 p.m. New York time on _________, 2003 (the "Expiration Date"), subject to (i) the Company's right to extend the Expiration Date, at which time all rights evidenced by the Warrants shall cease and the Warrants shall become void and (ii) certain redemption rights commencing on or after __________, ____. In accordance with the provisions of the Warrant Agreement, the holder of each Warrant shall have the right to purchase from the Company, and the Company shall issue and sell to such holders of Warrants, one fully paid and non-assessable share of the Company's Common Stock for every Warrant exercised at an Exercise Price of $10.00 per share, subject to adjustment as provided in the Warrant Agreement.

         Section 2. Notification of Exercise. Within five (5) days of the last day of each month commencing with the date that the Warrants first become exercisable, but no sooner than _________, 1999, the Warrant Agent or the Company will notify Tasin of each Warrant certificate which has been properly completed and delivered for exercise by holders of Warrants during each such month, the determination of the proper completion to be in the sole and absolute reasonable discretion of the Company and the Warrant Agent. The Company or the Warrant Agent will provide Tasin with such information, in connection with the exercise of each Warrant, as Tasin shall reasonably request.



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         Section 3. Payment to Tasin. The Company hereby agrees to pay to Tasin an amount equal to ten (10%) percent of the exercise price (i.e. $1.00 per share based on the initial exercise price of the Warrants which is $10.00 per share) for each Warrant exercised (the "Exercise Fee") a portion of which may be allowed by Tasin to the dealer who solicited the exercise (which may also be Tasin) provided that:

         (a) such Warrant is exercised on or after the date the Warrants first become exercisable, but no sooner than __________, 1999, which represents one year from the effective date of the Company's Registration Statement;

         (b) at the time of exercise, the market price of the Company's Common Stock is higher than the applicable Exercise Price of the Warrant being exercised;

         (c) the holders of Warrants being exercised have indicated in writing, either in the Form of Election contained on the specimen Warrant Certificate attached hereto as Exhibit A, or by written documents signed and dated by the holders and specifically stating that the exercise of such Warrants were solicited by Tasin or another member of the NASD; and

         (d) Tasin, and/or the member of the NASD which solicited the exercise of Warrants delivers a certificate to the Company within five (5) business days of receipt of information relating to such exercised Warrants from the Company or the Warrant Agent in the form attached hereto as Exhibit B, stating that:

                  (1) the Warrants exercised were not held in a discretionary account;

                  (2) Tasin or the member of the NASD which solicited the exercise of Warrants did not, (unless granted an exemption by the Securities and Exchange Commission from the provisions thereof), within the applicable number of business days under Regulation M of the Securities Exchange Act of 1934, as amended (the "Exchange Act") immediately preceding the date of exercise of the Warrant bid for or purchase the Common Stock of the Company or any securities of the Company immediately convertible into or exchangeable for the Common Stock (including the Warrants) or otherwise engage in any activity that would be prohibited by Regulation M of the Exchange Act under the Securities Exchange Act of 1934, as amended, with one engaged in a distribution of the Company's securities; and

                  (3) in connection with the solicitation, it disclosed the compensation it would receive upon exercise of the Warrant.

         Section 4. Payment of the Exercise Fee. The Company hereby agrees to pay over to Tasin within two (2) business days after receipt by the Company of the certificate described in Section 3(d) above, the Exercise Fee out of the proceeds it received from the applicable Exercise Price paid for the Warrants to which the certificate relates.

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         Section 5. Inspection of Records. Tasin may at any time during business hours, at its expense, examine the records of the Company and the Warrant Agent which relate to the exercise of the Warrants.

         Section 6. Termination. Tasin shall be entitled to terminate this Agreement prior to the exercise of all Warrants at any time upon five (5) business days' prior notice to the Company and the Warrant Agent. Notwithstanding any such termination notice, Tasin shall be entitled to receive an Exercise Fee for the exercise of any Warrant for which it has already delivered to the Company prior to any such termination the certificate required by Section 3(d) of this Agreement.

         Section 7. Notices. Any notice or other communication required or permitted to be given pursuant to this Agreement shall be in writing and shall be deemed sufficiently given if sent by first class certified mail, return receipt requested, postage prepaid, addressed as follows: if to the Company at P.O. Box 470, Ascutney, VT 05030, copy to Roger Tolins, Esq., Tolins & Lowenfeld, 12 E. 49th Street, New York, NY 10017, if to Tasin at 1377 Motor Parkway, Hauppauge, New York 11788, copy to Steven Morse, Esq., Lester Morse P.C., 111 Great Neck Road, Suite 420, Great Neck, New York 11021; and if to the Warrant Agent at North American Transfer Co. at 147 West Merrick Road, Freeport, NY 11520, or such other address as such party shall have given notice to other parties hereto in accordance with this Section. All such notices or other communications shall be deemed given three (3) business days after mailing, as aforesaid.

         Section 8. Supplements and Amendments. The Company, the Warrant Agent and Tasin may from time-to-time supplement or amend this Agreement by a written instrument signed by the party to be charged, without the approval of any holders of Warrants in order to cure any ambiguity or to correct or supplement any provisions contained herein or to make any other provisions in regard to matters or questions arising hereunder which the Company, the Warrant Agent and Tasin may deem necessary or desirable and which do not adversely affect the interests of the holders of Warrants.

         Section 9. Assignment. This Agreement may not be assigned by any party without the express written approval of all other parties, except that Tasin may assign this Agreement to its successors.

         Section 10. Governing Law. This Agreement will be deemed made under the laws of the State of New York with respect to matters of contract law and for all purposes shall be governed by and construed in accordance with the internal laws of said State, without regard to the conflicts of laws provisions thereof.

         Section 11. Benefits of this Agreement. Nothing in this Agreement shall be construed to give any person or corporation other than the Company, the Warrant Agent and Tasin any legal or equitable right, remedy or claim under this Agreement; and this Agreement shall be for the sole and exclusive benefit of, and be binding upon, the

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Company, the Warrant Agent and Tasin and their respective successors and permitted assigns.

         Section 12. Descriptive Headings. The descriptive headings of the sections of this Agreement are inserted for convenience only and shall not control or affect the meanings or construction of any of the provisions hereof.

         Section 13. Superseding Agreement. This Agreement supersedes any and all prior agreements between the parties with respect to the subject matter hereof.

         Section 14. Exclusive Agreement. It is understood that this agreement is on an exclusive basis to solicit the exercise of the Warrants and that the Company may not engage other broker-dealers to solicit the exercise of Warrants without the consent of Tasin.

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.

                                            WORLDWIDE WIRELESS, INC.


                                            By:
                                               ------------------------------

                                            TASIN & COMPANY, INC.


                                            By:
                                               ------------------------------


                                            NORTH AMERICAN TRANSFER CO.


                                            By:

                                               ------------------------------

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                                   CERTIFICATE


The undersigned, being the ________________ of Tasin & Company, Inc. ("Tasin") pursuant to Section 3(d) of the Warrant Exercise Fee Agreement relating to the exercise of Warrants dated ____________, 1998 between Worldwide Wireless, Inc. (the "Company") and North American Transfer Co. (the "Warrant Agent") hereby certifies that:

         1. The Company or the Warrant Agent has notified Tasin that ______________ Warrants (as defined in the Agreement) have been exercised during
_____________, 199___.

         2. The exercise of ______________ of such Warrants was solicited by Tasin.

         3. Such Warrants were not held in a discretionary account.

         4. ______________ did not, within _____ business days immediately preceding _______________ 199___, bid for or purchase the Common Stock of the Company or any securities of the Company immediately convertible into or exchangeable for the Common Stock (including Warrants) or otherwise engage in any activity that would be prohibited by Regulation M under the Securities Exchange Act of 1934, as amended, to one engaged in a distribution of the Company's securities.

         5. In connection with the solicitation of the exercise of the Warrants, _____________ disclosed the compensation it will receive to holders of the Warrants.


DATED:            _______________, 199___


                                                     TASIN & COMPANY, INC.


                                                     By:
                                                        -----------------------